Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media:
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Email: InvestorRelations@pmi.com

PHILIP MORRIS INTERNATIONAL (PMI) INCREASES DIVIDEND BY 1.6%
TO ANNUALIZED RATE OF $5.08 PER SHARE

NEW YORK, September 14, 2022 -- The Board of Directors of Philip Morris International Inc. (NYSE: PM) has increased the company’s regular quarterly dividend by 1.6% to an annualized rate of $5.08 per share.
The new quarterly dividend of $1.27 per share, up from $1.25 per share, is payable on October 12, 2022, to shareholders of record as of September 28, 2022. The ex-dividend date is September 27, 2022.
For more details on stock, dividends and other information, click here.

Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is a leading international tobacco company working to deliver a smoke-free future and evolving its portfolio for the long term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products, including heat-not-burn, vapor and oral nicotine products, which are sold in markets outside the U.S. Since 2008, PMI has invested more than USD 9 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. The U.S. Food and Drug Administration (FDA) has authorized the marketing of versions of PMI’s IQOS Platform 1 devices and consumables as a Modified Risk Tobacco Products (MRTPs), finding that an exposure modification orders for these products are appropriate to promote the public health. As of June 30, 2022, excluding Russia and Ukraine, PMI's smoke-free products are available for sale in 70 markets, and PMI estimates that approximately 13.2 million adults around the world had already switched to IQOS and stopped smoking. With a strong foundation and significant expertise in life sciences, in February 2021, PMI announced its ambition to expand into wellness and healthcare areas and deliver innovative products and solutions that aim to address unmet consumer and patient needs. For more information, please visit www.pmi.com and www.pmiscience.com.
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